Lyons Wealth Management LLC

Code of Ethics 1/1/2012

General

The Code of Ethics is predicated on the principle that LWM owes a fiduciary duty to its Clients. 1  Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients.  At all times, LWM will be mindful to:

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Place client interests ahead of LWM’s – As a fiduciary, LWM will serve in its Clients’ best interests. In other words, Employees may not benefit at the expense of Clients.

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Engage in personal investing that is in full compliance with LWM’s Code of Ethics – Employees must review and abide by LWM’s Personal Securities Transaction and Insider Trading Policies.

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Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with LWM, or on behalf of an advisory client, unless in compliance with the Gift Policy below.

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Maintain full compliance with the Federal Securities Laws – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act [17j-1]

Any questions with respect to LWM’s Code of Ethics should be directed to the CCO..  As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO.  All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Risks

In developing this policy and procedures, LWM considered the material risks associated with administering the Code of Ethics.  This analysis includes risks such as:

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What if Employee engages in various personal trading practices that wrongly make use of Non-Public Information resulting in harm to Clients or unjust enrichment to the Employee (These practices include trading ahead of Clients and passing Non-Public Information on to spouses and other persons over whose accounts the Employee has control.)?

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What if Employees are able to cherry pick Clients' trades and systematically move profitable trades to a personal account and let less profitable trades remain in Clients’ accounts?

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What if one or more Employees engage in an excessive volume of personal trading (as determined by the CCO) that detracts from their ability to perform services for Clients?

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What if the personal trading of Employees does not comply with certain provisions of Rule 204A-1 under the Advisers Act?

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What if Employees are not aware of what constitutes insider information?

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What if employees use firm property, including research, supplies, and equipment, for personal benefit?

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What if despite the increase in assets, which may increase LWM’s leverage in seeking better execution capabilities and/or allow for more choice of brokers, LWM continues to direct all brokerage to one or a few broker-dealers without reviewing for best execution?

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What if LWM favors clients who pay performance fees when allocating investment opportunities?

LWM has established the following guidelines as an attempt to mitigate these risks.

Guiding Principles & Standards of Conduct

All Employees will act with competence, dignity and integrity, in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees.  The following set of principles frame the professional and ethical conduct that LWM expects from its Employees:

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Act with integrity, competence, diligence, respect, and in an ethical manner with the public, Clients, prospective clients and Employees;

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Place the integrity of the investment profession, the interests of Clients, and the interests of LWM above one’s own personal interests;

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Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

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Avoid any actual or potential material conflict of interest;

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Conduct all personal securities transactions in a manner consistent with this policy;

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Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

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Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;

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Promote the integrity of, and uphold the rules governing, capital markets;

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Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.

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Comply with applicable provisions of the Federal Securities Laws.

LWM HAS ZERO TOLERANCE FOR RETALIATORY ACTIONS AND THEREFORE MAY SUBJECT OFFENDERS TO MORE SEVERE ACTION THAN SET FORTH IN THIS CODE OF ETHICS.  IN ORDER TO MINIMIZE THE POTENTIAL FOR SUCH BEHAVIOR, ALL REPORTS OF CODE OF ETHICS VIOLATIONS WILL BE TREATED AS BEING MADE ON AN ANONYMOUS BASIS.

1.

Personal Security Transaction Policy

Employees may not purchase or sell any Security in which the Employee has a Beneficial Interest unless the transaction occurs in an exempted Security or the Employee has complied with the Personal Security Transaction Policy set forth below.

With regard to an Employee investment in a Fund, the Employee shall not be required to obtain pre-approval from the CCO for an “initial” investment or subscription to the Fund.  Rather, the execution of the Fund’s subscription document shall serve as evidence of LWM’s pre-clearance of the Employee’s investment in the Fund.  All subsequent investments in the Fund that do not require the execution of additional subscription agreements, do however require pre-approval of the CCO via the Limited Offering and IPO Request and Reporting Form included as Attachment B.

Reportable Securities

LWM requires Employees to provide quarterly reports (See the Reporting section) regarding transactions and holdings in any Security, except that Employees are not required to report the following Exempted Securities:

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Direct obligations of the Government of the United States;

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Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

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Shares issued by money market funds;

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Shares issued by open-end funds other than Reportable Funds; and

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Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

PLEASE NOTE, SUCH EXEMPTION DOES NOT APPLY TO SHARES OF OPEN-END MUTUAL FUNDS THAT ARE ADVISED BY ARIM (OR AN AFFILIATE) OR ARE OTHERWISE AFFILIATED WITH ARIM (OR AN AFFILIATE).  EMPLOYEES MUST PRE-CLEAR AND REPORT ANY PERSONAL TRANSACTION IN A REPORTABLE FUND.

Reporting

In order to maintain compliance with Rule 204A-1 under the Advisers Act, LWM collects three (3) reports from Employees that include transaction and holding information regarding the personal trading activities of the Employees.  The reports, as described in further detail below, are: 1. Quarterly Transaction Reports; 2. Initial Holdings Reports; and 3. Annual Holdings Reports.

Quarterly Transaction Reports

Employees shall be required to report all Securities transactions that they have made in Securities Accounts during the quarter, as well as any new Securities Accounts that they have opened during the quarter.  In order to fulfill this reporting requirement, Employees may instruct their broker-dealers to send to the CCO, duplicate trade confirmations and/or brokerage account statements, not later than thirty (30) days after the end of each calendar quarter (Refer to Attachment C).  If an Employee’s trades do not occur through a broker-dealer (e.g., purchase of a private investment fund), such transactions shall be reported separately on the Quarterly Reporting Form (Securities) provided in Attachment D.

Employees may also solely utilize the Quarterly Reporting Form (Securities) and Quarterly Reporting Form (New Accounts) to fulfill their quarterly transaction and new account reporting requirement in the event that they elect, or are unable to, provide duplicate trade confirmations and/or brokerage account statements to the CCO.

EMPLOYEES ARE REMINDED THAT THEY MUST ALSO REPORT TRANSACTIONS AND ACCOUNTS OF MEMBERS OF THE EMPLOYEE’S IMMEDIATE FAMILY INCLUDING SPOUSE, CHILDREN AND OTHER MEMBERS OF THE HOUSEHOLD IN ACCOUNTS OVER WHICH THE EMPLOYEE HAS DIRECT OR INDIRECT INFLUENCE OR CONTROL.

Initial and Annual Holdings Reports

New Employees are required to report all of their Securities and Securities Accounts not later than 10 days after an individual becomes an Employee.  The two (2) Initial Reporting Forms (refer to Attachment E) must contain information that is current as of a date not more than 45 days prior to the date the person becomes an Employee.

Employees are required to provide the CCO with a complete list of Securities and Securities Accounts on an annual basis, or on or before February 14th of each year.  The report shall be current as of December 31st.  (Refer to Attachment F for a copy of the Annual Reporting Forms).

Employees may elect to forgo the use of the Initial Reporting Forms and Annual Reporting Forms and instead submit their brokerage/custodial statements to the CCO in order to fulfill the initial and annual holding requirements.  However, Employees must be certain that their brokerage/custodial statements include at a minimum:

(a)

the title and type of Security;

(b)

as applicable, depending on the type of Security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Security;

(c)

the name of any broker, dealer or bank with which the Employee maintains an account in which any Security is held for the Employee’s direct or indirect benefit; and

(d)

the date in which the Employee submits the report.

EMPLOYEES MUST REPORT THEIR BENEFICIAL INTEREST IN ANY SECURITIES ACCOUNTS, REGARDLESS OF THE TYPES OF SECURITIES THAT ARE HELD IN THE SECURITIES ACCOUNT.  THE CCO MUST BE MADE AWARE OF ALL SECURITIES ACCOUNTS OWNED BY EMPLOYEES.

Exceptions from Reporting Requirements

There are limited exceptions from certain of the three (3) reporting requirements noted above.  Specifically, an Employee is not required to submit:

1)

The Quarterly Reporting Form for any transactions effected pursuant to an automatic investment plan.

2)

Any of the three (3) reports (i.e., Quarterly Reporting Form, Initial Reporting Forms and Annual Reporting Forms) with respect to Securities held in Securities Accounts over which the Employee had no direct or indirect influence or control.  Note however, that the CCO may request that an Employee provide documentation to substantiate that the Employee had no direct or indirect influence or control over the Securities Account (e.g., investment advisory agreement, etc.).

The CCO will determine on a case-by-case basis whether an account qualifies for either of the aforementioned exceptions.

Trading and Review

LWM’s Personal Security Transaction Policy is designed to not only ensure its technical compliance with Rule 204A-1, but also to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities.  Accordingly, LWM will monitor Employees’ investment patterns to detect the following abuses:

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Frequent and/or short-term (60 days) trades;

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Trading opposite of Client trades; and

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Front-Running Client accounts, which is a practice generally understood to be Employees personally trading ahead of Clients.

If it is discovered that an Employee is personally trading contrary to the policies set forth above, the Employee shall meet with the CCO to review the facts surrounding the transactions.

Reporting Violations and Remedial Actions

LWM takes the potential for conflicts of interest caused by personal investing very seriously.  As such, LWM requires its Employees to promptly report any violations of the Code of Ethics to the CCO.  LWM’s Senior Management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of LWM’s Personal Security Transaction Policy is determined to have occurred,  the  CCO may impose sanctions and take such other actions, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading  rights or  suspension  of  employment  (with or  without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing.  All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations.  Any profits or gifts forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

No Employee shall participate in a determination of whether he or she has committed a violation of the Code of Ethics or in the imposition of any sanction against himself or herself.

2.

Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of Material Non-public Information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, LWM has instituted procedures to prevent the misuse of Material Nonpublic Information.

In the past, securities laws have been interpreted to prohibit the following activities:

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Trading by an insider while in possession of Material Non-Public Information; or

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Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

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Communicating Material Non-Public Information to others in breach of a fiduciary duty.

Whom Does the Policy Cover?

This policy covers all of LWM’s Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is a 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material.  Advance knowledge of the following types of information is generally regarded as material:

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Dividend or earnings announcements

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Write-downs or write-offs of assets

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Additions to reserves for bad debts or contingent liabilities

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Expansion or curtailment of company or major division operations

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Merger, joint venture announcements

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New product/service announcements

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Discovery or research developments

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Criminal, civil and government investigations and indictments

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Pending labor disputes

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Debt service or liquidity problems

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Bankruptcy or insolvency problems

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Tender offers, stock repurchase plans, etc.

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Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of Material Non-Public Information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a Security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning Inside Trading to arise, information must not only be material, but also non-public.

Once non-public information has been effectively distributed to the investing public, it can no longer be classified as Material Non-Public Information. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information.

Selective Disclosure

Employees must never disclose proposed/pending trades to any client or other individual/entity outside of LWM.  Additionally, LWM must be careful when disclosing the composition of Clients’ portfolios without obtaining consent from the CCO.  Federal Securities Laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of LWM’s fiduciary duty to Clients.  Selectively disclosing the portfolio holdings of a Client’s portfolio may also be viewed as LWM engaging in a practice of favoritism.  Including information regarding Clients’ portfolio holdings in marketing materials and LWM’s website is subject to the CCO’s approval in accordance with LWM’s Marketing policy and procedures.  All inquiries that are received by Employees to disclose portfolio holdings must be immediately reported to the CCO and CEO.  In determining whether or not to approve the dissemination of holdings information, the CCO will consider, among other things, how current the holdings information is.  However, in no case will the CCO approve the dissemination of holdings information that is less than one (1) month old.

LWM will provide certain information relating to the performance of the Funds to Investors, as requested.  All Investors are provided with the opportunity to request such information to ensure that no selective disclosure of such information has occurred.

Relationships with Clients/Investors

Given LWM’s standing in the investment community, it has retained executives of public companies and other well connected individuals as Clients/Investors. While LWM may occasionally converse with these individuals as part of the normal course of its research/due diligence process, Portfolio Managers and Analysts must be aware that the relationship could incentivize those individuals to divulge additional information (including Material Non-Public Information) to LWM due to the potential for personal gain.  Accordingly, LWM will be cognizant of this potential conflict and take extra precautions when discussing investment matters with Clients/Investors who are employed by companies that are current, or prospective investments of LWM.

Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in the act of Inside Trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of Inside Trading are levied in amounts up to three times the profit gained or loss avoided, and upto the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow when an Employee Believes that They Possess Material Non-Public Information

If an Employee has questions as to whether they are in possession of Material Non-Public Information, they must inform the CCO as soon as possible. From this point, the Employee, CCO will conduct research to determine if the information is likely to be considered important to Investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Inside Trading, Employees:

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Shall not trade the securities of any company in which they are deemed insiders who may possess Material Non-Public Information about the company.

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Shall not engage in securities transactions of any company, except in accordance with LWM’s Personal Security Transaction Policy and the Federal Securities Laws.

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Shall submit various reports in accordance with the Personal Security Transaction Policy.

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Shall not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position.

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Shall immediately report the potential receipt of Material Non-Public Information to the CCO.

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Shall not proceed with any research, trading, etc. until the CCO inform the Employee of the appropriate course of action.

3.

Serving as Officers, Trustees and/or Directors of Outside Organizations

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations by completing Attachment G. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions.  Employees may also receive compensation for such activities.

At certain times, LWM may determine that it is in its Clients’ best interests for an Employee(s) to serve as an officer or on the board of directors of an outside organization. For example, a company held in Clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company.  Service with organizations outside of LWM can, however, raise serious regulatory issues and concerns, including conflicts of interest and access to Material Non-Public Information.

As an outside board member or officer, an Employee may come into possession of Material Non-Public Information about the outside company, or other public companies. It is critical that a proper information barrier be in place between LWM and the outside organization, and that the Employee does not communicate such information to other Employees in violation of the information barrier.

Similarly, LWM may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee must not be involved in the decision to retain or hire the outside organization.

Employees are prohibited from engaging in outside activities without the prior written approval of the CCO.  Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.

4.          Diversion of Firm Business or Investment Opportunity

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with LWM and in which he or she knows LWM might be expected to participate or have an interest, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to LWM and obtaining written authorization to participate from the CCO.

Any personal or family interest of an Employee in any LWM business activity or transaction must be immediately disclosed to the CCO.  For example, if an Employee becomes aware that a transaction being considered or undertaken by LWM may benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to the CCO.

Employees may use Attachment H to inform the CCO of any of the issues noted in this discussion.

5.

 Loans

No Employee may borrow from or become indebted to, any person, business or company having business dealings or a relationship with LWM, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior approval from the CCO.  No Employee may use LWM’s name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

6.

Dealings with Government and Industry Regulators

LWM forbids payments of any kind by it, its Employees or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter.  This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances.  This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies.  Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against LWM.  Employees are expected, if requested, to provide LWM with reasonable assistance, including, but not limited to, meeting or consulting with LWM and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

7.

Political Contributions and Public Office

The following outlines LWM’s policies with respect to political contributions and public office:

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Contributions by LWM and/or Employees to politically connected individuals/entities who may have the ability, in some way, to influence Clients to the Company are strictly prohibited;

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Neither LWM nor Employees are permitted to make any soft dollar contributions; and

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Neither LWM nor Employees can hold a public office if it in any way conflicts with LWM’s business.

8.           Improper Use of LWM Property

No Employee may utilize property of LWM or utilize the services of LWM or Employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO. For this purpose, “property” means both tangible and intangible property, including LWM and Employee funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.

9.

Protection of LWM’s Name

Employees should at all times be aware that LWM’s name, reputation and credibility are valuable assets and must be safeguarded from any potential misuse.  Care should be exercised to avoid the unauthorized use of LWM’s name in any manner that could be misinterpreted to indicate a relationship between LWM and any other entity or activity.

10.       Employee Involvement in Litigation or Proceedings

Employees must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

11.

Gifts and Entertainment

Employees’ Receipt of Business Meals, Tickets to Sporting Events and Other Entertainment - Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the expense is reasonable, not lavish or extravagant in nature.  Regardless of whether or not the Employee is accompanied to the event by the giver, if the estimated cost of the meal, event, etc. is greater than $200, the Employee must report his/her attendance at the event to the CCO on Attachment I.  If the event is highly publicized such that the tickets may be selling in excess of their face value, the Employee must consider the mark-up for the reporting requirements.

Employees’ Receipt of Gifts - Employees must report their intent to accept gifts over $200 (either one single gift, or in aggregate on an annual basis) to the CCO by completing Attachment I.  Reasonable gifts received on behalf of the Company shall not require reporting.  Examples of reasonable gifts include holiday gift baskets and lunches brought to LWM’s offices by service providers.

LWM’s Gift Giving Policy – LWM and its Employees are prohibited from giving gifts that may be deemed as excessive, and must obtain approval to give all gifts in excess of $ 200 to any Client, prospective client or any individual or entity that LWM is seeking to do business with.

The CCO shall track all reportable entertainment and gifts via Attachment J.

12.

Travel Expenses

Employees may charge to LWM normal and reasonable travel and travel-related expenses incurred for a LWM business purpose.  Such expenses may include meals and incidentals, travel costs (air, train, etc.), lodging expenses, business phone calls and other miscellaneous travel-related expenses.  When incurring such expenses, Employees must use reasonable judgment and generally be aware of escalating travel costs.  While LWM has not prescribed limits on such expenses, LWM may reiterate its policy with Employees as necessary.

Disclosure

LWM shall describe its Code of Ethics in Part II of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics.  All client requests for LWM’s Code of Ethics shall be directed to the CCO.

Recordkeeping

LWM shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of regulatory authorities or LWM’s management.

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A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

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A record of any violation of this Code of Ethics and of any action taken as a result of such  violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

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A record of all written acknowledgements (annual certifications) as required by the Manual for each person who is currently, or with the past five years was, an Employee of LWM.

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A copy of each report made pursuant to this Code of Ethics by an Employee, including any information provided in lieu of reports, shall be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

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A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for  reviewing  these reports, shall be maintained in an easily accessible place;

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The Company shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any Private Offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

Responsibility

The CCO will be responsible for administering the Code of Ethics.  All questions regarding the policy should be directed to the CCO.  All Employees must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment.

Footnotes

1

S.E.C. v. Capital Gains Research, Inc., 375 U.S. at 191-192 (1963).

1